EXHIBIT (a)(1)(M)

NEWS

Contact:	Anna Cordasco/ Stephanie Pillersdorf/ Carrie Bloom
Citigate Sard Verbinnen
212/687-8080

TRACINDA PURCHASES SHARES OF GENERAL MOTORS CORPORATION

IN TENDER OFFER

LOS ANGELES, CA – June 14, 2005 – Tracinda Corporation today announced that it has purchased 18,488,831 shares of General Motors Corporation (NYSE: GM) common stock validly tendered in the recently completed tender offer, increasing its beneficial ownership in General Motors from 22,000,000 shares to 40,488,831 shares, or from approximately 3.89% to approximately 7.2%, respectively. The number of shares purchased is less than the amount tendered by 437,726 shares, reflecting failures by certain guarantors to deliver shares under guaranteed delivery provisions of the tender offer.

Any questions regarding the Offer should be directed to D.F. King & Co., Inc., the information agent for the Offer. Banks and brokerage firms can call D.F. King & Co., Inc. at (212) 269-5550. All others can call toll free at (800) 207-3158.

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